March 2012 Pricing Sheet dated March 6, 2012 relating to Preliminary Terms No. 106 dated March 1, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due March 6, 2015
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – MARCH 6, 2012
Issuer:	Morgan Stanley
Maturity date:	March 6, 2015
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$1,405,000
Payment at maturity:	•	If the final index value is greater than the initial index value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%: $10
•
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:
($10 x the index performance factor) + $1.50
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,443.52, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 3, 2015, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$18.725 per Buffered PLUS (187.25% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	March 6, 2012
Original issue date:	March 9, 2012 (3 business days after the pricing date)
CUSIP:	61760T538
ISIN:	US61760T5386
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.30	$9.70
Total	$1,405,000	$42,150	$1,362,850
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Buffered PLUS they sell.  For more information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

“EURO STOXX 50®” and “STOXX 50®” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 106 dated March 1, 2012
Product Supplement for PLUS dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011